EXHIBIT 99.1

AT SUCCESSORIES                    AT EDELMAN
Steven D. Kuptsis                  Megan Hayden
(630) 820-7200                     200 East Randolph Drive
                                   Chicago, Illinois 60601
                                   (312) 240-3000

FOR IMMEDIATE RELEASE
OCTOBER 18, 1999

               SUCCESSORIES ELECTS JACK MILLER CHAIRMAN AND NAMES
                      GARY ROVANSEK CHIEF EXECUTIVE OFFICER
               New Private Placement of Preferred Stock Completed;
                        Board of Directors Restructured

AURORA, ILLINOIS, OCTOBER 18, 1999 -- SUCCESSORIES (NASDAQ: SCES) announced today that Jack Miller, a director of the company, has been elected chairman of the board of directors. In addition, Gary Rovansek, president and chief operating officer, has been given the additional title of chief executive officer, and Mac Anderson, former chairman and chief executive officer, has been named founder and chairman emeritus. Mr. Anderson will remain with the company to work on creating new product initiatives and he will continue to serve on the board of directors.

The company also announced today that it has received $1,525,000 in proceeds from the sale of a new issue of convertible preferred stock to entities owned by Jack and Harvey Miller and to Gary Rovansek.

In addition to these changes, the board of directors of the company has been restructured to include four members -- Mr. Miller, Mr. Rovansek, Mr. Anderson, and R. Scott Morrison Jr., a major shareholder in the company who joined the board in February of this year. The board expects to add three new members in the near future who have experience or expertise that would complement the needs of the business given the company's strategic initiative to focus on direct marketing and sales to franchisees.

Mr. Miller is serving as president and chief executive officer of Quill Corporation through December of 1999, when he will retire. Quill is a direct marketer of office products that Mr. Miller founded and grew to a company with annual sales in excess of $630 million at the time it was sold to Staples, Inc. in May 1998. Quill enjoys a great reputation with customers and has world class marketing skills, particularly in the use of data-based marketing techniques that allow Quill to target its marketing efforts in a highly effective and efficient manner.

Mr. Rovansek joined Successories in December 1998, as president and chief operating officer. He has over 30 years of direct marketing experience. Before joining the company, he served as president of J. C. Whitney & Co. Inc., a prominent direct mail company, from 1993 to 1998. Before that, for five years he held the position of president and chief operating officer for Reliable Corporation, a leading business-to-business direct mail company specializing in office products.


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Successories Names New Chairman and CEO
October 18, 1999
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The convertible preferred stock pays an annual dividend of 8% and is convertible into the company's common stock at an initial conversion price of $2.3625 per share. The preferred stock also has certain other rights including pre-emptive rights, voting rights, a liquidation preference and registration rights, which are substantially identical to the existing series of preferred stock.

Under the terms of the company's bank credit agreement, the proceeds shall be applied against the company's revolving credit loan, providing additional working capital to fuel future growth. Also per the credit agreement, the limitation on borrowings against eligible inventory, as defined, under the company's revolving credit loan has been increased from 54% to 57%.

"I welcome this opportunity to serve Successories," commented Mr. Miller. "With today's events we put the past behind us and begin realizing the company's potential through focus on its two core channels -- direct marketing and sales to franchisees. I believe in the future of Successories and in our management team's ability to lead our future growth. I'm looking forward to sharing in the upside as we move ahead."

Mr. Rovansek added, "We have delivered improved operating results so far this year by reducing those expenses no longer necessary as part of the strategic changes we announced last year. While we still have more work to do on the transition, especially in the sale of company-owned retail stores and the golf catalog, we have made tremendous progress in laying the foundation for our future. Customer response to this year's new product initiatives has been strong and is a positive sign of things to come."

Mr. Anderson noted, "As a major shareholder for Successories, I applaud these changes. Jack Miller's track record speaks for itself, and there is no question in my mind that Gary Rovansek has earned the CEO title. I'll now be doing what I love most, and that's creating new products to help us grow."

Except for historical information in this release, the matters set forth herein include forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength of the economy, and the retail and catalog industries in general, the level of consumer spending on motivational-type products, the competitive pricing environment within the markets that Successories distributes its products, the level of the company's success in continuing to control costs and the company's ability to increase certain margins through economies of scale. An additional risk and uncertainty is the company's ability to successfully execute the previously announced strategic changes in its business that include, but are not limited to, the conversion of company-owned stores to franchise owner-operators, the sale of the company's golf catalog and the development and introduction of successful new products. Investors are also directed


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Successories Names New Chairman and CEO
October 18, 1999
Page 3

to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Successories, Inc. designs, manufactures, and markets a diverse range of motivational and self-improvement products, many of which are the company's own proprietary designs, for business and for personal motivation. The company's products are sold via the millions of catalogs it mails each year and through a network of over 75 retail franchise and company-owned stores. Additionally, the company's products may be purchased online via its website at www.successories.com.

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